Exhibit 99.1

CONSENT OF SANDLER O’NEILL & PARTNERS, L.P.

We hereby consent to (i) the reference to our opinion letter, dated August 8, 2017, to the Board of Directors of Plaza Bancorp (the “Company”), as a result of the incorporation by reference in the Registration Statement on Form S-4 of Pacific Premier Bancorp, Inc. (“Pacific Premier”), as filed by Pacific Premier on October 30, 2017 (the “462(b) Registration Statement”), which 462(b) Registration Statement incorporates by reference the contents of Amendment No. 1 to the Registration Statement on Form S-4 of Pacific Premier, as filed by Pacific Premier on September 27, 2017 (Registration No. 333-220437) (the “Effective Registration Statement”), relating to the merger of the Company with and into Pacific Premier, with Pacific Premier surviving (the “Merger”), and (ii) the references to such opinion and the quotation or summarization of such opinion in the Effective Registration Statement.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Prospectus/Consent Solicitation related to the proposed Merger and Amendment No. 1 to the Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.

/s/ Sandler O’Neill & Partners, L.P.

New York, New York

October 30, 2017